________________________


                    AGREEMENT AND PLAN OF REORGANIZATION

                         dated as of April 16, 1997

                                   by and among

                                   ICCE, Inc.,

                                       and

     David C. Cooper & Associates, Inc., DCCA Professional Temporaries, Inc., EKT, Inc., and Infinity Enterprises, Inc.,

                                        and

     Cooper Acquisition, Inc., DCCA Acquisition, Inc., EKT Acquisition, Inc., and Infinity Acquisition, Inc.

                                        and

                         the Shareholders named herein

                              TABLE OF CONTENTS

                                                            Page

I.   DEFINITIONS                                                 1

II.  THE MERGER                                                  3
     2.1  Merger                                                 3
     2.2  Effective Time of the Merger                           4
     2.3  Effect of the Merger                                   4
     2.4  Certain Information With Respect to the Capital
          Stock of the Companies, the Acquisition Companies,
          and ICCE                                               5

III. CONVERSION OF STOCK                                         5
     3.1  Conversion of Outstanding Shares                       5
     3.2  No Fractional Shares                                   6
     3.3  Treasury Shares                                        6
     3.4  Change in Number of Shares                             6
     3.5  Rights of ICCE Shareholders                            6

IV.  CLOSING                                                     7
     4.1  The Closing Date                                       7
     4.2  The Closing                                            7

V.   REPRESENTATIONS AND WARRANTIES OF EACH OF THE
     COMPANIES AND THE SHAREHOLDERS                              8

     (A)  Representations and Warranties of Each of the
          Companies and its Shareholders                         8
     5.1  Due Organization                                       8
     5.2  Authorization                                          8
     5.3  Capital Stock of the Company                           8
     5.4  Transactions in Capital Stock                          8
     5.5  Subsidiaries                                           9
     5.6  Predecessor Status, etc.                               9
     5.7  Spin-off by the Company                                9
     5.8  Financial Statements                                   9
     5.9  Liabilities and Obligations                            9
     5.10 Accounts and Notes Receivable                          10
     5.12 Environmental Matters                                  11
     5.13 Personal Property                                      11
     5.14 Significant Customers; Material Contracts and
          Commitments                                            11
     5.15 Real Property                                          12
     5.16 Insurance                                              12
     5.17 Compensation; Employment Agreements; Organized
          Labor Matters                                          12
     5.18 Employee Plans                                         13
     5.19 Compliance with ERISA                                  13


                                   i
     5.20 Conformity with Law, Litigation                        15
     5.21 Taxes                                                  15
     5.22 No Violations                                          18
     5.23 Government Contracts                                   18
     5.24 Absence of Changes                                     18
     5.25 Deposit Accounts, Powers of Attorney                   19
     5.26 Disclosure                                             20
     5.27 Pooling Information                                    20

     (B)  Representations and Warranties of Shareholders         20
     5.28 Authority, Ownership                                   20
     5.29 Preemptive Rights                                      20

VI.  REPRESENTATIONS OF THE ACQUISITION COMPANIES
     AND ICCE                                                    21
     6.1  Due Organization                                       21
     6.2  Authorization                                          21
     6.3  Capital Stock of ICCE and the Acquisition
          Companies                                              21
     6.4  Transactions in Capital Stock, Reorganization
          Accounting                                             21
     6.5  Subsidiaries                                           21
     6.6  Financial Statements                                   22
     6.7  Liabilities and Obligations                            22
     6.8  Conformity with Law, Litigation                        22
     6.9  No Violations                                          22
     6.10  ICCE Stock                                            22
     6.11 No Side Agreements                                     22
     6.12 Business; Real Property, Material Agreements           23
     6.13 Permits and Intangibles                                23
     6.14 Disclosure                                             23

VII. COVENANTS PRIOR TO CLOSING                                  23
     7.1  Access and Cooperation; Due Diligence                  23
     7.2  Conduct of Business Pending Closing                    24
     7.3  Prohibited Activities                                  25
     7.4  No Shop                                                26
     7.5  Notification of Certain Matters                        26
     7.6  Further Assurances                                     26

VIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF
       EACH OF THE COMPANIES AND ITS SHAREHOLDERS                27
     8.1  Representations and Warranties; Performance of
          Obligations                                            27
     8.2  No Litigation                                          27
     8.3  Opinion of Counsel                                     27
     8.4  Consents and Approvals                                 27
     8.5  Good Standing Certificates                             27
     8.6  No Material Adverse Change                             28
     8.7  Secretary's Certificate                                28

     8.8  Employment Agreements                                  28
     8.9  Opinion of Accountants                                 28
     8.10 Tax Opinion                                            28
     8.11 Registration Rights                                    28
     8.12 Shareholders Agreement                                 28
     8.13 Financing                                              28
     8.14 Agreements                                             28

IX.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ICCE                 29
     9.1  Representations and Warranties; Performance of
          Obligations                                            29
     9.2  No Litigation                                          29
     9.3  Secretary's Certificate                                29
     9.4  No Material Adverse Effect                             29
     9.5  Shareholders' Release                                  29
     9.6  Termination of Related Party Agreements                29
     9.7  Opinion of Counsel                                     30
     9.8  Consents and Approvals                                 30
     9.9  Good Standing Certificates                             30
     9.10 Employment Agreements                                  30
     9.11 Registration Rights                                    30
     9.12 Shareholders Agreement                                 30
     9.13 Opinion of Accountants                                 30
     9.14 Tax Opinion                                            30
     9.15 Affiliates Agreements                                  30

X.   COVENANTS OF ICCE AFTER CLOSING                             31
     10.1 Preservation of Tax and Accounting Treatment           31
     10.2 Preparation and Filing of Tax Returns                  31
     10.3 Preservation of Employee Benefit Plans                 32

XI.  INDEMNIFICATION                                             32
     11.1 Survival of Representations and Warranties             32
     11.2 Indemnification by the Shareholders                    32
     11.3 Indemnification by ICCE                                32
     11.4 Claims                                                 33
     11.5 Exclusive Remedy                                       33
     11.6 Limitations on Indemnification                         33

XII. TERMINATION OF AGREEMENT                                    34
     12.1 Termination                                            34

XIII.     GENERAL                                                34
     13.1 Cooperation                                            34
     13.2 Successors and Assigns                                 34
     13.3 Entire Agreement                                       34
     13.4 Counterparts                                           35

     13.5 Brokers and Agents                                     35
     13.6 Expenses                                               35
     13.7 Notices                                                35
     13.8 Governing Law                                          36
     13.9 Exercise of Rights and Remedies                        36
     13.10     Time                                              36
     13.11     Reformation and Severability                      36
     13.12     Captions                                          36
     13.13     Amendments and Waivers                            36

                              SCHEDULES and EXHIBITS


Schedule 1     -    List of Shareholders' Names and Addresses
Schedule 5.1   -    Qualifications to do Business; Fundamental Documents
Schedule 5.3   -    Exceptions Regarding Capital Stock of Company
Schedule 5.4   -    Transactions in Capital Stock; Options & Warrants to
                    Acquire Capital Stock
Schedule 5.6   -    Names of Predecessor Companies
Schedule 5.7   -    Sales or Spin-Offs of Significant Assets
Schedule 5.8   -    Initial Financial Statements
Schedule 5.9   -    Significant Liabilities and Obligations
Schedule 5.10 -     Accounts and Notes Receivable
Schedule 5.11 -     Licenses, Franchises, Permits and Other Governmental
                    Authorizations
Schedule 5.12 -     Environmental Matters
Schedule 5.13 -     Personal Property
Schedule 5.14 -     Significant Customers and Material Contracts
Schedule 5.15 -     Real Property
Schedule 5.16 -     Insurance Policies and Claims
Schedule 5.17 -     Officers, Directors and Key Employees, Employment
                    Agreements; Compensation
Schedule 5.18 -     Employee Benefit Plans
Schedule 5.19 -     Violations of ERISA
Schedule 5.20 -     Violations of Law, Regulations or Orders
Schedule 5.21 -     Tax Returns and Examinations
Schedule 5.21(v) -  Federal, State, Local and Foreign Income Tax Returns Filed
Schedule 5.21(xvii) -    Aggregate Tax Losses
Schedule 5.22(a) -  Violations of Charter and Documents and Material Defaults
Schedule 5.23 -     Governmental Contracts Subject to Price Redetermination or
                    Renegotiation
Schedule 5.24 -     Changes Since Balance Sheet Date
Schedule 5.25 -     Deposit Accounts; Powers of Attorney
Schedule 5.29 -     Ownership of Company Stock
Schedule 6.1   -    Articles and Bylaws of ICCE
Schedule 6.3   -    Ownership of ICCE Stock, etc.
Schedule 6.4   -    Transactions in Capital Stock of ICCE
Schedule 6.7   -    Liabilities and Obligations of ICCE
Schedule 6.8   -    Conformity with Law; Litigation of ICCE
Schedule 6.9   -    Violations of Charter Documents and Material Defaults of
                    ICCE
Schedule 6.12 -     Real Property and Material Personal Property and Agreements
                    of ICCE
Schedule 7.2   -    Exceptions to Conducting Business in the Ordinary Course
                    Between Balance Sheet Date and Consummation Date
Schedule 7.3   -    Prohibited Activities
Schedule 8.13 -     Financing

Schedule 9.6  -     Exceptions to Terminations of Related Party Agreements

Exhibit A -    Form of Articles of Merger
Exhibit B -    Form of Opinion of Nelson, Mullins, Riley & Scarborough, LLP
Exhibit C -    Form of Employment Agreement
Exhibit D -    Form of Registration Rights Agreement
Exhibit E -    Form of Shareholders Agreement
Exhibit F -    Form of Opinion of Counsel to Companies, etc.
Exhibit G -    Form of Opinion of Counsel to ICCE
Exhibit H -    Form of Affiliate Agreement

                              AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement") is made as of April 16, 1997, by and among ICCE, Inc., a Georgia corporation ("ICCE"), David
C. Cooper & Associates, Inc., a Georgia corporation ("Cooper"), DCCA Professional Temporaries, Inc., a Georgia corporation ("DCCA"), EKT, Inc., a North Carolina corporation ("EKT"), Infinity Enterprises, Inc., a Maryland close corporation ("Infinity"), Cooper Acquisition, Inc., a Georgia corporation ("Cooper Acquisition"), DCCA Acquisition, Inc., a Georgia corporation ("DCCA Acquisition"), EKT Acquisition, Inc., a North Carolina corporation ("EKT Acquisition"), and Infinity Acquisition, Inc., a Maryland corporation ("Infinity Acquisition"), and each of the individuals listed on Schedule 1 hereto (each a "Shareholder" and collectively the "Shareholders"). The Shareholders are all of the shareholders of the Companies (as herein after defined).

     WHEREAS, ICCE is a corporation duly organized and existing under the laws of the State of Georgia, having been incorporated on March 10, 1997, solely for the purpose of completing the transactions set forth herein;

     WHEREAS, the respective Boards of Directors of ICCE and each of the Companies (as hereinafter defined) deem it advisable and in the best interests of each of the Companies and their respective Shareholders that the Companies, pursuant to this Agreement and the applicable laws of the states of incorporation of each of the merging entities, merge with wholly owned subsidiaries of ICCE pursuant to reverse triangular mergers as more particularly set forth herein;
     WHEREAS, the Shareholders will receive shares of ICCE stock pursuant to such merger;

     WHEREAS, the parties intend that the merger qualify as a tax-free reorganization under Sections 351 and 368(a) of the Internal Revenue Code of 1986;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto agree as follows:


I.   DEFINITIONS

     Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined herein shall have the following meanings:

     "1933 Act" means the Securities Act of 1933, as amended.

     "Acquired Party" shall have the meaning set forth in Section 5.21(i).

     "Acquisition Company" shall mean each of Cooper Acquisition, DCCA Acquisition, EKT Acquisition, and Infinity Acquisition, each of which is a wholly owned subsidiary of ICCE. "Acquisition Companies" shall mean all of the foregoing companies collectively.

     "Articles of Merger" shall mean the Articles of Merger, Plan of Merger or Certificates of Merger substantially in the forms attached hereto as Exhibit A, with such changes as may be required by applicable state laws or agreement among the parties.

     "Balance Sheet Date" shall mean December 31, 1996.

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Date" shall have the meaning set forth in Section 4.1.

     "COBRA" shall have the meaning set forth in Section 5.19.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean each of Cooper, DCCA, EKT, and Infinity, and "Companies" shall mean all of the foregoing companies collectively.

     "Company Financial Statements" shall have the meaning set forth in Section 5.8.

     "Company Stock" shall have the meaning set forth in Section 3.1.

     "Conversion Ratios" shall have the meaning set forth in Section 3.1.

     "Effective Time of the Merger" shall mean the time as set forth in Section 2.2.

     "Environmental Laws" shall have the meaning set forth in Section 5.12.

     "ERISA" means Employee Retirement Income Security Act of 1974.

     "ICCE Documents" shall have the meaning set forth in Section 6.9.

     "ICCE Stock" shall mean the common stock, no par value, of ICCE.

     "Indemnification Threshold" shall have the meaning set forth in Section
11.6.

     "Indemnified Party" shall have the meaning set forth in Section 11.4.

     "Indemnifying Party" shall have the meaning set forth in Section 11.4.

     "IRS" shall mean the United States Internal Revenue Service.

     "Material Adverse Effect" shall mean a material adverse impact on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise) of the party referred to.

     "Material Documents" shall have the meaning set forth in Section 5.22.

     "Merger" shall mean collectively the merger of each Acquisition Company with and into its corresponding target Company as described in Section 2.1 below and pursuant to this Agreement and the applicable provisions of the State Laws.

     "PBGC" means Pension Benefit Guaranty Corporation.

     "Permits" shall have the meaning set forth in Section 5.11(a).

     "Plans" shall have the meaning set forth in Section 5.18.

     "Qualified Plans" shall have the meaning set forth in Section 5.19(ii).

     "Relevant Group" shall have the meaning set forth in Section 5.21(i).

     "Returns" shall have the meaning set forth in Section 5.21.

     "Rule" shall have the meaning set forth in Section 5.20.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "State Laws" shall mean the corporation law of each of Georgia, Maryland and North Carolina.

     "Statutory Liens" shall have the meaning set forth at the end of Section 7.3(v).

     "Shareholders" shall have the meaning set forth in the first paragraph of this Agreement.

     "Tax" shall have the meaning set forth at the end of Section 5.21.

     "Tax Losses" shall have the meaning set forth in Section 5.21(xvi).

     "Taxing Authority" shall have the meaning set forth in Section 5.21.


II.  THE MERGER

     2.1 Merger. Subject to the terms and conditions hereof and of the applicable Articles of Merger, each Acquisition Company shall be merged with and into a Company as described below and in accordance with the applicable provisions of the State Laws:

     (i) Cooper Acquisition shall be merged with and into Cooper; Cooper shall be the surviving corporation and shall continue its existence under the name of "David C. Cooper & Associates, Inc."; and Cooper shall succeed to and possess all of the assets, rights, liabilities and debts of Cooper Acquisition;

     (ii) DCCA Acquisition shall be merged with and into DCCA; DCCA shall be the surviving corporation and shall continue its existence under the name of "DCCA Professional Temporaries, Inc."; and DCCA shall succeed to and possess all of the assets, rights, liabilities and debts of DCCA Acquisition;

     (iii) EKT Acquisition shall be merged with and into EKT; EKT shall be the surviving corporation and shall continue its existence under the name of "EKT, Inc." d/b/a Don Richard Associates of Charlotte; and EKT shall succeed to and possess all of the assets, rights, liabilities and debts of EKT Acquisition; and

     (iv) Infinity Acquisition shall be merged with and into Infinity; Infinity shall be the surviving corporation and shall continue its existence under the name of "Infinity Enterprises, Inc." d/b/a Don Richard Associates of Washington D.C.; and Infinity shall succeed to and possess all of the assets, rights, liabilities and debts of Infinity Acquisition.

     2.2 Effective Time of the Merger. The Merger shall become effective at such time as all of the Articles of Merger (i) have been executed by the applicable Companies and Acquisition Companies in accordance with the applicable provisions of the State Laws, (ii) have been duly filed with the appropriate authorities in the states in which each of the Companies and Acquisition Company are organized, as required by the State Laws, and (iii) have become effective in accordance with their terms and the State Laws (the "Effective Time of the Merger").

     2.3  Effect of the Merger.  Upon consummation of the Merger:

     (i) the Articles of Incorporation of each of the Companies then in effect shall remain the Articles of Incorporation of each such Company following the Merger; provided, however, that Infinity may amend its Articles of Incorporation pursuant to the Articles of Merger;

     (ii) the Bylaws of each of the Companies then in effect shall remain the Bylaws of each such Company following the Merger;

     (iii) the officers of each of the Companies immediately prior to the Effective Time of the Merger shall continue as the officers of each such Company following the Merger in the same capacity or capacities;

     (iv) the assets, liabilities, and debts of each of the Companies shall remain the assets, liabilities, and debts of each such Company following the Merger.

     2.4 Certain Information With Respect to the Capital Stock of the Companies, the Acquisition Companies, and ICCE. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of each of the Companies and of ICCE as of the date of this Agreement are as follows:

     (i) the authorized and outstanding capital stock of each of the Companies is:

                         Authorized Shares        Outstanding
          Company         of Common Stock            Shares

          Cooper              100,000                 1,000
          DCCA                 10,000                   500
          EKT                  10,000                    10
          Infinity            100,000                   850

     (ii) The authorized capital stock of ICCE consists of 45 million shares of ICCE Stock, of which no shares are issued and outstanding, and 5 million shares of preferred stock, no par value, of which no shares are issued and outstanding.

     (iii) Each of the Acquisition Companies has 10,000 authorized shares of no par value common stock, of which 1,000 shares are outstanding and owned by ICCE.


III. CONVERSION OF STOCK

     3.1 Conversion of Outstanding Shares. At the Effective Time of the Merger, all of the stock of each of the Companies issued and outstanding immediately prior to the Effective Time of the Merger (the "Company Stock") shall be converted into a total of 4,240,286 shares of ICCE Stock according to the following conversion ratios (the "Conversion Ratios"):

     (i) Each outstanding share of common stock of Cooper shall be converted into 1,101.600 shares of ICCE Stock;

     (ii) Each outstanding share of common stock of DCCA shall be converted into 944.228 shares of ICCE Stock;

     (iii) Each outstanding share of common stock of EKT shall be converted into 13,114.300 shares of ICCE Stock;

     (iv) Each outstanding share of common stock of Infinity shall be converted into 2,982.858 shares of ICCE Stock;

     (v) Each outstanding share of common stock of Cooper Acquisition shall be converted into one share of Cooper common stock;

     (vi) Each outstanding share of common stock of DCCA Acquisition shall be converted into one share of DCCA common stock;

     (vii) Each outstanding share of common stock of EKT Acquisition shall be converted into one share of EKT common stock; and

     (viii) Each outstanding share of common stock of Infinity Acquisition shall be converted into one share of Infinity common stock

     3.2 No Fractional Shares. No fractional shares shall be issued pursuant to the Merger. To the extent any Shareholder is entitled to receive a fractional share of ICCE Stock pursuant to Section 3.1 above, the number of shares of ICCE Stock that the Shareholder shall be entitled to receive shall be rounded down to the next lower whole number.

     3.3 Treasury Shares. All shares of stock that are held by each of the Companies as treasury stock shall be retired and canceled and no shares of ICCE Stock or other consideration shall be delivered or paid in exchange therefor.

     3.4 Change in Number of Shares. (a) If, prior to the Closing Date, there occurs an increase, decrease, or other change in the number of outstanding shares of any of the Company Stock as a result of a stock split, stock dividend, reverse stock split, or other similar event, the Conversion Ratio under which shares of such Company Stock may be converted into the right to receive shares of ICCE Stock pursuant to this Section 3.1 shall be proportionally adjusted so that the aggregate number of shares of ICCE Stock to be issued in the Merger and to be received by each Shareholder remains the same as set forth in Section 3.1 above.

     (b) If, prior to the Closing Date, there occurs an increase, decrease, or other change in the number of outstanding shares of ICCE Stock as a result of a stock split, stock dividend, reverse stock split, or other similar event, the Conversion Ratio under which shares of Company Stock may be converted into the right to receive shares of ICCE Stock shall be proportionally adjusted so that the ownership interest of each of the Shareholders in ICCE shall remain the same. Nothing in the foregoing shall be deemed to prohibit ICCE from taking any and all such steps as are reasonably necessary to pursue and consummate such other business reorganizations, mergers, acquisitions or securities distributions as ICCE's management or its Board of Directors shall deem to be in the best interests of ICCE and its shareholders.

     3.5 Rights of ICCE Shareholders. All ICCE Stock received by the Shareholders pursuant to this Agreement shall, except for restrictions on resale or transfer described in any agreement among the parties hereof, have the same rights as all outstanding shares of ICCE Stock prior to the Merger, including all voting rights.

IV.  CLOSING

     4.1 The Closing Date. The closing of the Merger and the transactions hereunder (the "Closing") shall occur on the date as determined by the parties, which shall in any case be on or before April 30, 1997, unless otherwise agreed in writing by the parties (the "Closing Date").

     4.2 The Closing. The Closing shall occur on the Closing Date at such time and place as agreed upon by the parties. At the Closing the following shall occur:

     (i) Each of the Articles of Merger shall be filed with the appropriate state authorities, or if already filed shall become effective as provided therein and the Merger shall thereby be effected;

     (ii) The Shareholders shall deliver to ICCE the certificates representing all of the applicable Company Stock, duly endorsed in blank by the Shareholders, or accompanied by blank stock powers, with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense, affixed and canceled. To the extent any certificate representing Company Stock is lost or missing, the applicable Shareholder shall deliver an affidavit of lost certificate and associated indemnifications in such form as may be approved by ICCE and its legal counsel. The Shareholders agree to take all further actions necessary to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock;

     (iii) ICCE shall deliver to the Shareholders newly issued shares of ICCE Stock in accordance with Section 3.1 above;

     (iv) Each of the Companies shall deliver to ICCE newly issued shares of their common stock in accordance with Section 3.1 above;

     (v) The certificates representing outstanding stock in each of the Acquisition Companies shall be canceled; and

     (vi) All other transactions contemplated herein shall be completed, including the execution and delivery of the certificates pursuant to Sections
8.1 and 9.1 hereunder, the Shareholders' Agreement pursuant to Sections 8.12 and 9.12, the Affiliate Letter pursuant to Section 9.15, the Registration Rights Agreement pursuant to Section 8.11 and 9.11, and any and all other documents required to be delivered hereunder.

V.   REPRESENTATIONS AND WARRANTIES OF EACH OF THE COMPANIES
     AND THE SHAREHOLDERS

     (A) Representations and Warranties of Each of the Companies and its Shareholders.

     Each of the Companies and each of such Company's Shareholders severally and not jointly represent and warrant to ICCE and to each other Company and their Shareholders that, with respect to such Company (but not with respect to any other Company), all of the representations and warranties in this Article V(A) are true at the date of this Agreement.

     5.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except
(i) as set forth on Schedule 5.1 or (ii) where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Company. Schedule
5.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. A certified copy of the Certificate or Articles of Incorporation and a true, complete and correct copy of the Bylaws of the Company are attached hereto as Schedule 5.1. The minute books and stock records of the Company as provided to ICCE are correct and complete in all material respects.

     5.2 Authorization. The execution and delivery of this Agreement by the Company and the completion of the transactions contemplated herein have been duly and validly authorized by the Board of Directors and the Shareholders of the Company, the representatives of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement, the Company has the full legal right, power and authority to enter into this Agreement and to effect the Merger, and this Agreement is a legal, valid and binding obligation of the Company.

     5.3 Capital Stock of the Company. The authorized stock of the Company is as set forth in Section 2.4(i). All of the issued and outstanding shares of the stock of the Company are owned by the Shareholders in the amounts set forth on
Schedule 5.3 and, except as set forth on Schedule 5.3, such shares are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. There are no other Shareholders of the Company except as set forth on Schedule 5.3. All of the issued and outstanding shares of the stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Shareholders, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and Federal securities and other laws. No shares were issued in violation of the preemptive rights of any past or present shareholder.

     5.4 Transactions in Capital Stock. Except as set forth on Schedule 5.4, the Company has not acquired any Company Stock since January 1, 1992. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the Company nor the relative ownership of shares among any of its respective shareholders has been altered or changed in contemplation of the Merger.

     5.5 Subsidiaries. The Company does not own, of record or beneficially, any capital stock or other equity interest in any entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     5.6 Predecessor Status, etc. Schedule 5.6 lists the names of all predecessor companies of the Company, including the names of any entities acquired by the Company (by stock purchase, merger, or otherwise) or from whom the Company previously acquired material assets. Except as set forth on
Schedule 5.6, the Company has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and the Company has never operated under any trade or fictitious name in any jurisdiction.

     5.7 Spin-off by the Company. Except as set forth on Schedule 5.7, there has never been any sale, spin-off, split-off or split-up of material assets of either the Company or any other person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

     5.8 Financial Statements. Schedule 5.8 contains copies of the following financial statements of the Company (the "Company Financial Statements"): the Company's preliminary and tentative audited Consolidated Balance Sheets as of December 31, 1996 and 1995, and Statements of Income, Cash Flows and Retained Earnings for each year in the three-year period ended December 31, 1996.
Except as set forth on Schedule 5.8, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and all such Consolidated Balance Sheets, Statements of Income, Cash Flows and Retained Earnings present fairly in all material respects the financial position and results of operations of the Company as of the dates indicated thereon.

     5.9 Liabilities and Obligations. Except as set forth on Schedule 5.9 or reflected on or reserved against in the balance sheet of the Company as of the Balance Sheet Date, the Company does not have any liabilities or obligations, other than liabilities incurred in the ordinary course of business in accordance with past practice which would not have a Material Adverse Effect on the Company. Schedule 5.9 contains the following information with respect to any liabilities for pending or threatened litigation or other liabilities for which the amount thereof has not been fixed, accrued or reserved:

     (i) a summary description of the liability, including amounts claimed and any other action or relief sought;

     (ii) copies of all relevant documentation relating thereto; and

     (iii) in the case of litigation, the name of the claimants and all other parties to the suit, the name of each court or agency before which such suit is pending, and the date such suit was filed or instituted.

     5.10 Accounts and Notes Receivable. Schedule 5.10 contains an accurate list of each of the accounts and notes receivable of the Company as of a date no later than 60 days prior to the date of this Agreement, and a list of all receivables from and advances to employees and the Shareholders separately indicated as such. All accounts and notes receivable are collectible in the amount shown on Schedule 5.10, except as reserved against in the balance sheet of the Company or as set forth on Schedule 5.10.

     5.11 Permits, Intangibles, and Intellectual Property. (a) The Company holds all licenses, franchises, permits, registrations, and other governmental authorizations, licenses, franchises, and certificates, the absence of any of which could have a Material Adverse Effect on its business (the "Permits").
Schedule 5.11 contains an accurate list and summary description of the Permits. To the best of the Company's or the Shareholder's knowledge, the Permits are valid and currently in effect, and the Company has not received any notice that any governmental authority intends to cancel, terminate, or not renew any Permit. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on the Company.

     (b) Schedule 5.11 contains a list of (i) all trademarks, service marks, and trade names owned, used, or licensed by the Company or in which Company otherwise claims any rights, (ii) all state or federal registrations and applications for registration of any trademark or service mark of the Company, and (iii) all copyright applications and registrations, patents, and patent applications pertaining to the Company, its business or affairs. Except as set forth on Schedule 5.11, no such registration or application has been challenged, opposed, or invalidated, and there are no known claims or encumbrances against any of them. Schedule 5.11 contains a complete and accurate list of all computer software, programs, and other proprietary computer or other technology owned, developed, or licensed by the Company or in which the Company otherwise claims any right, other than retail shrink-wrap license software. To the best of the Company's or the Shareholder's knowledge, except as set forth on Schedule 5.11, no such computer software, program or other technology infringes upon any copyright, patent, trade secret, or other intellectual property right of any third party. Except as set forth on
Schedule 5.11, all such computer programs, and all intellectual property rights therein including copyrights, developed by or for the Company are owned solely by the Company and have either been produced by employees of the Company as works for hire under Federal copyright law or have been assigned to the Company in enforceable technology transfer agreements. Except as set forth on Schedule 5.11, all such computer software, programs and other technology (i) function properly and (ii) are capable of functioning and of recognizing and processing dates after January 1, 2000, to the same extent that they currently function.

     (c) Except as specifically provided on Schedule 5.11, the transactions contemplated by this Agreement will not result in a default under, a breach or violation of, or have a Material Adverse Effect on the rights and benefits afforded to the Company by any item listed on Schedule 5.11.

     5.12 Environmental Matters. Except as set forth on Schedule 5.12, to the best of the Company's or the Shareholder's knowledge, (i) the Company has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable Environmental Law); (ii) the Company has and is in compliance with all necessary permits and other approvals necessary to treat, transport, store, dispose of, and otherwise handle Hazardous Wastes and Hazardous Substances;
(iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in, or on any property owned or operated by the Company in violation of any Environmental Law; (iv) the Company knows of no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes or Hazardous Substances or arranged for the transportation of Hazardous Wastes or Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or ICCE for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) the Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

     5.13 Personal Property. Schedule 5.13 contains an accurate list of (i) all personal property reflected on the balance sheet of the Company at the Balance Sheet Date, (ii) each other item of personal property owned or used by the Company which has a value in excess of $2,500 as of the Closing Date, and
(iii) all leases and agreements in respect of personal property. Schedule 5.13 contains (i) true, complete and correct copies of all such leases, (ii) a listing of the capital costs of all assets subject to capital leases, and (iii) an indication of which assets are currently owned, or were formerly owned, by Shareholders or business or personal affiliates of the Company or Shareholders. Except as set forth on Schedule 5.13, (i) all personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 5.13, (ii) all of the personal property listed on Schedule 5.13 is in good working order and condition, ordinary wear and tear excepted, and (iii) all leases and agreements included on Schedule 5.13 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

     5.14 Significant Customers; Material Contracts and Commitments.  (a)
Schedule 5.14 contains an accurate list of all customers representing 5% or more of the Company's annual revenues for the years ended December 31, 1995 and 1996. Except to the extent set forth on Schedule 5.14, no such customer has canceled or substantially reduced or, to the best of the Company's or the Shareholder's knowledge, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company.

     (b) The Company has listed on Schedule 5.14 all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound, including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, and licenses for software or other intellectual property. The Company has delivered true, complete and correct copies of such agreements to ICCE and to each of the other Companies. The Company is not in default under any contracts or agreements and no notice of default under any such contract or agreement has been received which default would have a Material Adverse Effect on the Company. Schedule 5.14 contains a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $20,000 by the Company.

     5.15 Real Property. Schedule 5.15 includes a list of all real property owned or leased by the Company and all other real property, if any, used by the Company in the conduct of its business. The Company has good and insurable title to the real property owned by it subject to no material mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except as reflected on Schedule 5.15. Schedule 5.15 shall, without limitation, contain true, complete and correct copies of all title reports and title insurance policies for real property owned by the Company. Schedule 5.15 contains a true, complete, and correct copy of all leases and agreements in respect of real property leased by the Company, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by Shareholders or business or personal affiliates of the Company or Shareholders. Except as set forth on Schedule 5.15, all of such leases are in full force and effect and constitute valid and binding agreements of the parties and their successors in accordance with their respective terms.

     5.16 Insurance. Schedule 5.16 contains (i) an accurate list of all insurance policies carried by the Company, (ii) an accurate list of all insurance loss runs or workers compensation claims received since January 1, 1994, and (iii) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. Except as set forth on Schedule 5.16, no insurance carried by the Company has ever been canceled by the insurer and the Company has never been denied coverage.

     5.17 Compensation; Employment Agreements; Organized Labor Matters.
Schedule 5.17 contains a list of all officers, directors, key employees and staff of the Company, all employment agreements with any of them, and a description of the compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person. The Company has provided to ICCE true, complete and correct copies of any employment agreements for persons listed on Schedule 5.17. Except as set forth on Schedule 5.17, since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except salary increases in the ordinary course of business implemented on a basis consistent with past practices. The Company is not bound by or subject to any arrangement with any labor union. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement. No campaign to establish such representation is in progress. There is no pending or, to the best of the Company's and the Shareholder's knowledge, threatened labor dispute involving the Company or any group of its employees, nor has the Company experienced any labor interruptions over the past three years. Neither the Company nor the Shareholder has any knowledge of the intent of any employee (or employees) to leave the Company as a result of the Merger or otherwise whose departure(s) would have a Material Adverse Effect on the Company.

     5.18 Employee Plans. Attached hereto as Schedule 5.18 are complete and accurate copies, as of the date of this Agreement, of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of ERISA, which are currently maintained and/or sponsored by the Company, or any benefit plans or arrangements, formal or informal, that are not subject to ERISA, including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements, or to which any Company currently contributes, or has an obligation to contribute in the future (including, without limitation, benefit plans or arrangements that are not subject to ERISA, such as employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans").
Schedule 5.18 sets forth all of the Plans that have been terminated within the past three years.

     5.19 Compliance with ERISA. (a) Except for the Plans, the Company does not maintain or sponsor, and is not a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other compensation or benefit arrangement, formal or informal, with any of their respective employees, whether or not subject to ERISA.

     (b) Except as set forth on the Schedule 5.19 to best of the Company's or the Shareholder's knowledge, (i) all Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents; (ii) all Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are so qualified and have been determined by the IRS to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.19; (iii) to the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date; (iv) all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries

(including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Reports, audits or tax returns) have been timely filed or distributed, or failure to timely file or deliver will not result in a Material Adverse Effect to the Company; (v) none of the Shareholders, any Plan, or the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA; (vi) no Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; (vii) no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the PBGC under Title IV of ERISA or to the IRS for any excise tax or penalty with respect to any plan now or hereafter maintained or contributed to by the Company; (viii) the Company currently has (or at the Closing Date will have) no obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under, or capable of assertion under, Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan; (ix) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the IRS; (x) no Plan which is subject to the provisions of Title IV of ERISA has been terminated; (xi) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported; (xii) the valuation of assets of any Qualified Plan, as of the Closing Date, will exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans; (xiii) with respect to Plans which qualify as "group health plans" under Section 4980B of the and Section 607(l) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the Company and the Shareholders have complied (and on the Closing Date will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the Company has not incurred (and will not incur) any material direct or indirect liability and is not (and will not be) subject to any material loss, assessment, excise tax penalty, loss of Federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company or the Shareholders, at any time prior to the Closing Date, to comply with any such Federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company or the Shareholders with respect to such group health plans; (xiv) the Company is not now, nor has it been within the past five years, a member of a "controlled group" as defined in ERISA Section 4001(a)(14); (xv) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the best of the Company's or any of its Shareholders' knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof; (xvi) the Company Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods; and (xvii) the Company has not incurred liability under Section 4062 of ERISA.

     (c) The Company has not entered into any contract under which it has assumed any liability related to any other person's qualified retirement plan. The Company has not made any representation or warranty to any person that the use of the Company's temporary employees would not have an adverse impact on such person's qualified benefit plan.

     (d) The Company does not engage in "Employee Leasing." For purposes hereof, "Employee Leasing" shall mean an arrangement whereby a client of a Company places some or all of its workforce onto the payroll of the Company in a co-employment relationship in which the Company assumes responsibility for administration of payroll, benefits, and other human resources activities for the client. "Employee Leasing" does not include a temporary help arrangement, whereby an organization hires its own employees and assigns them to a client to support or supplement the client's workforce in special work situations such as employee absences, temporary skill shortages, seasonal workloads, and special assignments and projects.

     5.20 Conformity with Law, Litigation.  Except to the extent set forth on
Schedule 5.20, the Company has conducted its business in accordance with, has not violated, and is not in violation of any law, rule, statute, ordinance, regulation, or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including but not limited to the rules and regulations of the U.S. Department of Justice Immigration and Naturalization Services regarding Employment Eligibility Verification (a "Rule") which would have a Material Adverse Effect on the Company. Except to the extent set forth on Schedule 5.20, there are no material claims, actions, suits or proceedings, pending or, to the best of the Company's or its Shareholder's knowledge, threatened, against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. The delivery of this Agreement and performance hereunder will not cause the Company to violate any Rule.

     5.21 Taxes.  Except as set forth on Schedule 5.21:

     (i) All Returns required to have been filed with any Taxing Authority by or with respect to the Company or any affiliated, combined, consolidated, unitary or similar group of which the Company is or was a member (a "Relevant Group") have been duly filed, and each such Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. All Taxes (whether or not shown on any Return) owed by the Company, any subsidiary and any member of a Relevant Group (individually, the "Acquired Party" and collectively, the "Acquired Parties") have been paid.

     (ii) The provisions for Taxes due by the Company and any subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Company Financial Statements are sufficient for all unpaid Taxes.

     (iii) No Acquired Party is a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Party does not file Returns that it is or may be subject to taxation by that jurisdiction.

     (iv) Each Acquired Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (v) No Acquired Party expects any Taxing Authority to assess any additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of any Acquired Party either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to any Acquired Party. No issues have been raised in any examination by any Taxing Authority with respect to any Acquired Party which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 5.21(v) attached hereto lists all Federal, state, local and foreign income Tax Returns filed by or with respect to any Acquired Party for all taxable periods ended on or after January 1, 1991, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. Each Acquired Party has delivered to ICCE complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Acquired Party since January 1, 1993.

     (vi) No Acquired Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

     (vii) No Acquired Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

     (viii) No Acquired Party is a party to any Tax allocation or sharing agreement.

     (ix) None of the assets of any Acquired Party constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

     (x)  No Acquired Party is a "consenting corporation" within the meaning of
Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of any Acquired Party is subject to an election under
Section 341(f) of the Code or comparable provisions of any state statutes.

     (xi) No Acquired Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income Tax purposes.

     (xii) There are no proposed accounting method changes or, to the best of the Company's or the Shareholder's knowledge, threatened accounting method changes, of any Acquired Party that could give rise to an adjustment under
Section 481 of the Code for periods after the Closing Date.

     (xiii) No Acquired Party has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

     (xiv) Each Acquired Party has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662(d) of the Code.

     (xv) No Acquired Party has any liability for Taxes of any person other than such Acquired Party (i) under Section 1.1502-6 of the regulations promulgated pursuant to the Code (the "Treasury Regulations") (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

     (xvi) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of any Acquired Party (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code,
(iv) Section 269 of the Code, (v) Section 1.1502-15 and Section 1.1502-15A of the Treasury Regulations, (vi) Section 1.1502-21 and Section 1.1502-21A of the Treasury Regulations, or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury Regulations, in each case as in effect both prior to and following the Tax Reform Act of 1986.

     (xvii) At the Closing Date, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company which, if exercised or converted, would affect ICCE's acquisition or retention of ownership of more than 100% of the total combined voting power of all classes of Company Stock and more than 80% of the total number of shares of each class of Company non-voting stock.

     (xviii)   The Company is not an investment company as defined in Section
368(a)(2)(F)(iii) and (iv) of the Code.

     (xix) The fair market value of the assets of the Company exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (xx) The Company is not under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     For purposes of this Section 5.21, the following definitions shall apply:

     "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of any Tax or with any Taxing Authority.

     "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States Federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

     5.22 No Violations. The Company is not in violation of its Articles of Incorporation or Bylaws. Neither the Company nor, to best of the Company's or the Shareholder's knowledge, any other party thereto, is in default under any lease, instrument, agreement, license, or permit set forth on any Schedule hereto, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth on
Schedule 5.22, the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach, or constitute a default under, any of the terms or provisions of the Material Documents or the Certificate or Articles of Incorporation or the Bylaws of the Company, which violation, breach, or default would have a Material Adverse Effect on the Company. Except as set forth on Schedule 5.22, none of the Material Documents requires notice to, or the consent or approval of any third party with respect to any of the transactions contemplated hereby, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation, acceleration, or loss of any right or benefit. Except as set forth on Schedule 5.22, none of the Material Documents prohibits the use or publication by the Company or ICCE of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company from freely providing services to any other customer, potential customer, the Company, or ICCE.

     5.23 Government Contracts. Except as set forth on Schedule 5.23, the Company is not now a party to any governmental contracts subject to price redetermination or renegotiation.

     5.24 Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.24, there has not been:

     (i) any change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company which has had a Material Adverse Effect on the Company;

     (ii) any damage, destruction or loss (whether or not covered by insurance) which had or may have a Materially Adverse Effect on the Company;

     (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments with respect to the Company's securities;

     (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company other than S corporation dividends consistent with past practice;

     (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

     (vi) any work interruptions, labor grievances, or claims filed, or any event or condition of any character which had or may have a Material Adverse Effect on the Company;

     (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, the Shareholders and their affiliates;

     (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including, without limitation, any indebtedness or obligation of any Shareholders or any affiliate thereof;

     (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property, or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

     (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

     (xi) any waiver of any material rights or claims of the Company;

     (xii) any breach, amendment, or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

     (xiii) any transaction by the Company outside the ordinary course of its business;

     (xiv) any cancellation or termination of a material contract with a customer or client; or

     (xv) any other distribution of property or assets by the Company.

     5.25 Deposit Accounts, Powers of Attorney. Schedule 5.25 sets forth as of the date of this Agreement:

     (i) the name of each financial institution in which the Company has accounts or safe deposit boxes;

     (ii) the names in which the accounts or boxes are held;

     (iii)     the type of account and account number; and

     (iv) the name of each person authorized to draw thereon or have access thereto.

     Schedule 5.25 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     5.26 Disclosure. This Agreement, including the schedules hereto, presents fairly the business and operations of the Company as addressed in the representations and warranties. The Company's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein by the Company of the Shareholder would be rendered untrue by, any other document to which the Company or such Shareholder is a party, or by which its properties are subject, or by any other fact or circumstance known to the Company or to such Shareholder that is not otherwise disclosed herein.

     5.27 Pooling Information. All of the information provided by the Company or the Shareholder to Arthur Andersen L.L.P. in writing for purposes of its pooling opinion is true and correct.

     (B)  Representations and Warranties of Shareholders

     Each Shareholder severally and not jointly represents and warrants to ICCE and to each of the Companies that, with respect to the Company in which such Shareholder holds shares (but not with respect to any other Company), all of the representations and warranties in this Article V(B) are true at the date of this Agreement and shall be true on the Closing Date.

     5.28 Authority, Ownership. Such Shareholder has the full legal right, power and authority to enter into this Agreement. Such Shareholder owns beneficially and of record all of the shares of the Company Stock identified on
Schedule 5.3 as being owned by such Shareholder, and, except as set forth on
Schedule 5.28, such Company Stock is owned free and clear of all liens, encumbrances, and claims of every kind.

     5.29 Preemptive Rights. Except as set forth in the ICCE Shareholders Agreement, such Shareholder does not have, or hereby permanently waives, any preemptive or other rights to acquire shares of Company Stock or ICCE Stock that such Shareholder has or may have had other than the rights of any Shareholder to acquire ICCE Stock pursuant to (i) this Agreement or (ii) any option granted by ICCE.


VI.  REPRESENTATIONS OF THE ACQUISITION COMPANIES AND ICCE

     ICCE, and each of the Acquisition Companies, as applicable, represents and warrants to each of the Companies and to the Shareholders that all of the following representations and warranties in this Article VI are true at the date of this Agreement.

     6.1 Due Organization. Each of ICCE and the Acquisition Companies is a corporation duly organized, validly existing and in good standing under the laws of the state where it was organized, is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Company. True, complete and correct copies of the Articles of Incorporation and Bylaws of ICCE are attached hereto as Schedule 6.1.

     6.2 Authorization. The execution and delivery of this Agreement by ICCE and each of the Acquisition Companies and the completion of the transactions contemplated herein have been duly and validly authorized by the Board of Directors and the Shareholders of ICCE and each of the Acquisition Companies. The representatives of ICCE and the Acquisition Companies executing this Agreement have the authority to enter into and bind their respective corporations to the terms of this Agreement, ICCE and each of the Acquisition Companies has the full legal right, power and authority to enter into this Agreement and the Merger, and this Agreement is a legal, valid and binding obligation of ICCE and each of the Acquisition Companies.

     6.3 Capital Stock of ICCE and the Acquisition Companies. The authorized capital stock of ICCE and of each of the Acquisition Companies is as set forth in Section 2.4(ii) and (iii). All of the issued and outstanding stock of each of the Acquisition Companies is owned by ICCE. All of the issued and outstanding shares of the capital stock of each of the Acquisition Companies and of ICCE have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered by ICCE and the Acquisition Companies in compliance with all applicable state and Federal laws concerning the issuance of securities, and were not issued in violation of the preemptive rights of any past or present shareholder.

     6.4 Transactions in Capital Stock, Reorganization Accounting. Except as set forth on Schedule 6.4, no option, warrant, call, conversion right or commitment of any kind exists which obligates ICCE or any Acquisition Company to issue any of its authorized but unissued capital stock. Neither ICCE nor any Acquisition Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 6.4 contains a list of all stock option or stock purchase plans for ICCE, including a list, accurate as of the date of this Agreement hereof, of all outstanding options, warrants, or other rights to acquire shares of ICCE's stock.

     6.5  Subsidiaries.   ICCE has no subsidiaries other than the Acquisition
Companies. The Acquisition Companies have no subsidiaries. Neither ICCE nor any of the Acquisition Companies presently owns, of record or beneficially, any capital stock or other equity interest in any entity, nor is ICCE or any of the Acquisition Companies, directly or indirectly, a participant in any joint venture, partnership, or other non-corporate entity.

     6.6 Financial Statements. There are no prepared financial statements for ICCE or any of the Acquisition Companies.

     6.7 Liabilities and Obligations. Except as set forth on Schedule 6.7, neither ICCE nor any of the Acquisition Companies has any material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement and except for fees and expenses incurred in connection with the transactions contemplated hereby and thereby.

     6.8  Conformity with Law, Litigation.  Except to the extent set forth on
Schedule 6.8, neither ICCE nor any of the Acquisition Companies is in violation of any Rule which would have a Material Adverse Effect. Except to the extent set forth on Schedule 6.8, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of ICCE or any of the Acquisition Companies, threatened, against or affecting ICCE or any of the Acquisition Companies, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over ICCE or any of the Acquisition Companies, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. The delivery of this Agreement and performance hereunder will not cause ICCE or any Acquisition Company to violate any Rule.

     6.9  No Violations.  Neither ICCE nor any of the Acquisition Companies is
(i) in violation of any of its Articles of Incorporation or Bylaws or (ii) in default under any lease, instrument, agreement, license, or permit to which it is a party, or by which any of them is bound (collectively, the "ICCE Documents"). The rights and benefits of ICCE and the Acquisition Companies under the ICCE Documents will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement, the performance of the obligations hereunder, and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under any of the terms or provisions of the ICCE Documents or the Articles of Incorporation or the Bylaws of ICCE or the Acquisition Companies. Except as set forth on Schedule 6.9, none of the ICCE Documents requires notice to, or the consent or approval of, any third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation, or acceleration or loss of any right or benefit.

     6.10 ICCE Stock. Upon the issuance and delivery of the ICCE Stock to the Shareholders pursuant to this Agreement, such shares will constitute valid and legally issued shares of ICCE, fully paid and nonassessable.

     6.11 No Side Agreements. Neither ICCE nor the Acquisition Companies have entered nor will they, prior to the Closing, enter into any agreement with any of the Companies or Shareholders other than this Agreement and the agreements appearing as Exhibits hereto. ICCE and each of the Acquisition Companies has made available to each of the Companies copies of all agreements entered into between ICCE or the Acquisition Companies and the Companies or any of the Shareholders.

     6.12 Business; Real Property, Material Agreements. ICCE was formed on March 10, 1997, Infinity Acquisition was formed on March 27, 1997, EKT Acquisition was formed on March 26, 1997, DCCA Acquisition was formed on March 25, 1997 and Cooper Acquisition was formed on March 25, 1997. Each of them conducted limited or no operations since that time. ICCE and the Acquisition Companies have not conducted any material business since the date of their inception, except in connection with this Agreement. Neither ICCE nor any of the Acquisition Companies owns or has at any time owned any real property or any material personal property or been a party to any other agreement, except as listed on Schedule 6.12.

     6.13 Permits and Intangibles. ICCE and each of the Acquisition Companies hold all permits the absence of any of which could have a Material Adverse Effect on their business. To the knowledge of ICCE and the Acquisition Companies, the Permits are valid, and they have not received any notice that any governmental authority intends to cancel, terminate or not renew any such Permit. ICCE and the Acquisition Companies have conducted and are conducting their business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on ICCE or the Acquisition Companies. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to, ICCE or the Acquisition Companies by any such Permits.

     6.14 Disclosure. This Agreement, including the schedules hereto, presents fairly the business and operations of ICCE and the Acquisition Companies. ICCE's and the Acquisition Companies' rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue by, any other document to which ICCE or the Acquisition Companies is a party, or by which their properties are subject, or by any other known fact or circumstance that is not disclosed pursuant hereto.


VII. COVENANTS PRIOR TO CLOSING

     7.1 Access and Cooperation; Due Diligence. (a) Each of the Companies agrees to afford the officers and authorized representatives of ICCE and each of the other Companies access to all of such Company's sites, properties, books and records and to furnish ICCE and each other Company with such additional financial and operating data and other information as to the business and properties of such Companies as ICCE may from time to time reasonably request. Each of the Companies agrees to cooperate with ICCE and its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials contemplated by this Agreement. ICCE, the Acquisition Companies, the Shareholders, and each of the Companies agrees to treat all information obtained in connection with the negotiation and performance of this Agreement, or the due diligence investigations conducted with respect to each other, as confidential.

     (b) ICCE and the Acquisition Companies agree to afford the officers and authorized representatives of the Companies access to all of their sites, properties, books and records and to furnish the Companies with such additional financial and operating data and other information as to the business and properties of ICCE and the Acquisition Companies as the Companies may from time to time reasonably request. ICCE and the Acquisition Companies agree to cooperate with the Companies and their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials contemplated by this Agreement. The Companies will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential.

     7.2 Conduct of Business Pending Closing. During the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, each of the Companies agrees that it will, except as set forth on Schedule 7.2:

     (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

     (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

     (iii) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties, or rights;

     (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

     (v) use its best efforts to maintain and preserve its business organization intact, retain its respective present key employees, and maintain its respective relationships with suppliers, customers, and others having business relations with it;

     (vi) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies, and similar governmental authorities;

     (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments.; and

     (viii) maintain present salaries and commission levels for all officers, directors, employees and agents.

     7.3 Prohibited Activities. During the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, each of the Companies, ICCE, and the Acquisition Companies agrees that it will not, except as set forth on Schedule 7.3:

     (i) make any change in its Certificate or Articles of Incorporation or Bylaws;

     (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

     (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock or declare any dividends or make any distributions (other than S Corporation distributions), nor pay out any extraordinary bonuses in excess of pro rata bonuses customarily paid, or fees, or commissions to the Shareholders, directors, management or other personnel;

     (iv) enter into any contract or commitment or incur, or agree to incur, any liability or make any capital expenditures, except in the normal course of business consistent with past practice, involving amounts less than $5,000;

     (v) create, assume, or permit to exist any mortgage, pledge, or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the businesses of the Company, (2) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or materialmen's, mechanics', workers', repairmen's, employees', or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule
5.15 hereto;

     (vi) sell, assign, lease, or otherwise transfer or dispose of any property or equipment except in the normal course of business;

     (vii) negotiate for the acquisition of any business or the start-up of any new business;

     (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

     (ix) waive any material rights or claims;

     (x) commit a material breach of or amend or terminate any material agreement or Permit;

     (xi) enter into any other transaction outside the ordinary course of its business consistent with past business practice or prohibited hereunder; or

     (xii) change its accounts receivable collection practice or factor its accounts receivable in any way.

     7.4 No Shop. Except as required under applicable law, each of the Companies, and each of such Company's Shareholders, agrees that it will not, and agrees to cause each agent, officer, director, trustee or any representative of such Company not to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

     (i) solicit or initiate the submission of proposals or offers from any person for,

     (ii) participate in any discussions pertaining to, or

     (iii) furnish any information to any person other than ICCE or its authorized agents relating to,

     any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation, or business combination of the Company.

     7.5 Notification of Certain Matters. Each party hereto shall notify ICCE and each of the Companies of (i) the occurrence or non-occurrence of any event would be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section 7.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 13.13, (ii) modify the conditions set forth in Articles VIII or IX, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.6 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

     7.7 Sale of Stock. No Shareholder shall sell any stock in any Company or any stock in ICCE between the date of this Agreement and the date upon which financial statements are published which cover at least 30 days of post-Merger operations of ICCE on a consolidated basis.


VIII.     CONDITIONS PRECEDENT TO OBLIGATIONS
          OF EACH OF THE COMPANIES AND ITS SHAREHOLDERS

     The obligations of each Shareholder and of each Company are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     8.1 Representations and Warranties; Performance of Obligations. All representations and warranties of ICCE and the Acquisition Companies contained in Article VI shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by ICCE or the Acquisition Companies on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the President or the Chief Financial Officer of ICCE shall have been delivered to the Shareholders.

     8.2 No Litigation. Prior to the Closing Date, no action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the Merger, and no governmental agency or body shall have taken any other action or made any request of any Company as a result of which the management of such Company deems it inadvisable to proceed with the transactions hereunder.

     8.3 Opinion of Counsel. The Company shall have received an opinion from counsel for ICCE, dated the Closing Date, in substantially the form in Exhibit B.

     8.4 Consents and Approvals. All necessary consents of and filings required to be obtained from or made with the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, or any other federal, state, county, local or other governmental or regulatory, authority (including any self-regulated authority), commission, board or body, required by any Rule, or required from any third party under any material contract or otherwise relating to the consummation of the transactions contemplated herein shall have been obtained or filed and each such consent or filing shall be in full force and effect as of the Closing Date and all waiting periods required by any Rule shall have expired. No such consent shall be conditioned or restricted in a manner which would have a Material Adverse Effect on the Company or the transactions contemplated herein.

     8.5 Good Standing Certificates. ICCE and each of the Acquisition Companies shall have delivered to the Companies a certificate or certificates, dated no later than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in ICCE's and the Acquisition Companies' respective states of incorporation, showing that ICCE and the Acquisition Companies are in good standing and authorized to do business and that no state franchise and/or income tax returns and taxes for ICCE and the Acquisition Companies, respectively, required to be filed or paid prior to the Closing have not been filed or paid, as the case may be.

     8.6 No Material Adverse Change. No event or circumstance shall have occurred with respect to ICCE or any of the other Companies or any of the Acquisition Companies which would have a Material Adverse Effect on any of them.

     8.7 Secretary's Certificate. The Companies shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of ICCE, certifying the truth and correctness of attached copies of ICCE's and the Acquisition Companies' respective Certificate or Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the boards of directors and, if required, the shareholders of ICCE approving ICCE's and the Acquisition Companies' entering into this Agreement and the consummation of the transactions contemplated hereby.

     8.8 Employment Agreements. Each of the Shareholders (other than Perry Brown and Teresa Gordon) shall have entered into an employment agreement with ICCE or such Shareholder's Company substantially in the form of Exhibit C hereto.

     8.9 Opinion of Accountants. Each of the Companies shall have received a letter as of the Closing Date from Arthur Andersen LLP, independent public accountants, in such form and substance reasonably acceptable to them, to the effect that the Merger should be treated as a pooling of interests in conformity with GAAP if the Merger is closed and consummated in accordance with this Agreement.

     8.10 Tax Opinion. Each of the Companies shall have received a written opinion as of the Closing Date from Nelson Mullins Riley & Scarborough, L.L.P., substantially in the form of Exhibit G. In rendering such opinion, such counsel shall be entitled to rely upon representations of the Shareholders and of officers of the Companies and ICCE reasonably satisfactory in form and substance to such counsel.

     8.11 Registration Rights. ICCE shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

     8.12 Shareholders Agreement. ICCE and each of the other Shareholders shall have executed and delivered the ICCE Shareholders Agreement in substantially the form attached hereto as Exhibit E.

     8.13 Financing. ICCE shall have secured financing upon such terms and conditions as are acceptable to the Companies and ICCE sufficient to repay the liabilities set forth on Schedule 8.13, and either (i) each such liability shall be retired at or prior to the Closing, or (ii) ICCE shall have received a waiver from each person as required under any instrument governing any such debt sufficient to allow the consummation of the transactions contemplated herein.

     8.14 Agreements. The Shareholders and each of the Companies shall have terminated (i) any shareholders agreements, voting agreements, voting trusts, and (ii) any existing agreement between the Company and any Shareholder (not including group medical, pension, profit-sharing or other plan), at or prior to the Closing Date, provided, however, that the employment agreements of Teresa Gordon and D. Perry Brown shall not be terminated.


IX.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ICCE
     AND ACQUISITION COMPANIES

     The obligations of ICCE and the Acquisition Companies at the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     9.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of each of the Shareholders and the Companies contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Shareholders and the Companies on or before the Closing Date shall have been duly performed or complied with in all material respects; and each of the Companies and its respective Shareholders shall have delivered to ICCE a certificate dated the Closing Date and signed by them to such effect.

     9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the merger of the Acquisition Companies with and into the Companies.

     9.3 Secretary's Certificate. ICCE shall have received a certificate from each of the Companies, dated the Closing Date and signed by the secretary of such Company, certifying the truth and correctness of attached copies of the Company's Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of its board of directors and Shareholders approving the Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

     9.4 No Material Adverse Effect. No event or circumstance shall have occurred with respect to any Company which would constitute a Material Adverse Effect.

     9.5 Shareholders' Release. The Shareholders shall have delivered to ICCE an instrument dated the Closing Date releasing each of the Companies from any and all claims of the Shareholders against such Company and ICCE and the obligations of such Company and ICCE to the Shareholders, except for director and officer indemnification claims as permitted by the Articles of Incorporation and Bylaws of such Company or applicable state corporate law, items specifically identified on Schedules 5.10 and 5.11 as being claims of or obligations to the Shareholders, continuing obligations to Shareholders relating to their employment by the Company, and obligations arising under this Agreement or the transactions contemplated hereby.

     9.6 Termination of Related Party Agreements. All existing agreements described in Section 8.14 shall have been canceled effective prior to or as of the Closing Date as required by Section 8.14.

     9.7 Opinion of Counsel. ICCE shall have received an opinion from counsel to each of the Companies, dated the Closing Date, in substantially the form attached hereto as Exhibit F.

     9.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on Schedule 5.22 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of ICCE which would have a Material Adverse Effect on the transactions hereunder.

     9.9 Good Standing Certificates. Each of the Companies shall have delivered to ICCE a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in such Company's state of incorporation and, unless waived by ICCE, in each state in which such Company is authorized to do business, showing such Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for such Company for all periods prior to the Closing have been filed and paid.

     9.10 Employment Agreements. Each of the Shareholders (other than Perry Brown and Teresa Gordon) shall have executed and delivered an employment agreement substantially in the form of Exhibit C hereto.

     9.11 Registration Rights. Each of the Shareholders shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

     9.12 Shareholders Agreement. Each of the Shareholders shall have executed and delivered the ICCE Shareholders Agreement in substantially the form attached hereto as Exhibit E.

     9.13 Opinion of Accountants. ICCE shall have received a letter as of the Closing Date from Arthur Andersen LLP, independent public accountants, in such form and substance reasonably acceptable to it, to the effect that the Merger should be treated as a pooling of interests in conformity with GAAP if the Merger is closed and consummated in accordance with this Agreement.

     9.14 Tax Opinion. ICCE shall have received a written opinion as of the Closing Date from Nelson Mullins Riley & Scarborough, L.L.P., substantially in the form attached hereto as Exhibit G. In rendering such opinion, such counsel shall be entitled to rely upon representations of the Shareholders and of officers of the Companies and ICCE reasonably satisfactory in substance to such counsel.

     9.15 Affiliates Agreements. ICCE shall have received from all persons whom it reasonably believes to be an "affiliate" of each of the Companies as such term is defined under Rule 145 of the 1933 Act an Affiliates Agreement substantially in the form attached hereto as Exhibit H.


X.   COVENANTS OF ICCE AFTER CLOSING

     10.1 Preservation of Tax and Accounting Treatment. Except as contemplated by this Agreement, after the Closing Date, ICCE shall not and shall not permit any of its subsidiaries to undertake any act that would jeopardize the tax-free status of the reorganization, including:

     (a) the retirement or reacquisition, directly or indirectly, of all or part of the ICCE Stock issued in connection with the transactions contemplated hereby;

     (b) the entering into of financial arrangements for the benefit of the Shareholders; or

     (c) the disposition of any material part of the assets of ICCE within the two years following the Closing Date except in the ordinary course of business or to eliminate duplicate services or excess capacity.

     10.2 Preparation and Filing of Tax Returns. (a) Each of the Companies shall, if possible, file, or cause to be filed, all separate Returns of any Acquired Party for all taxable periods that end on or before the Closing Date. If such Company is an S Corporation, each Shareholder shall pay or cause to be paid all Tax liabilities shown by such Returns to be due.

     (b) ICCE shall file or cause to be filed all separate Returns of, or that include, any Acquired Party for all taxable periods ending after the Closing Date.

     (c) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return, or claim for refund, determining a liability for Taxes or a right to refund of Taxes, or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

     (d) ICCE and each of the Companies and its Shareholders shall comply with the tax reporting requirements of Section 1.351-3 of the Treasury Regulations and treat the transaction as a tax-free reorganization under Section 351 and 368(a) of the Code.

     10.3 Preservation of Employee Benefit Plans. Except as required under any applicable Rule, following the Closing, ICCE shall not terminate any health insurance, life insurance, profit sharing or 401(k) plan in effect at the Companies until such time as ICCE is able to replace such plan with a plan that is applicable to ICCE and all of its then existing subsidiaries. ICCE shall have no obligation to provide replacement plans that have the same terms and provisions as the existing plans, except that any new health insurance plan shall provide for coverage for preexisting conditions.


XI.  INDEMNIFICATION

     The Shareholders and ICCE each make the following covenants that are applicable to them, respectively:

     11.1 Survival of Representations and Warranties. The representations and warranties of each of the parties contained herein shall survive the Closing until the earlier of (i) 15 days following the issuance of post-Merger audited financial statements for ICCE and its subsidiaries on a consolidated basis which cover at least 30 days of post-Merger operations, and (ii) the one year anniversary of the Closing Date.

     11.2 Indemnification by the Shareholders. Each Shareholder covenants and agrees that he or she will severally and not jointly, indemnify, defend, protect and hold harmless ICCE and each of the other Shareholders at all times, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by ICCE or any Company as a result of or arising from (i) any breach of the representations and warranties of such Shareholder or his Company set forth herein, (ii) any breach of any obligation on the part of such Shareholder or his Company under this Agreement, (iii) any Tax imposed upon or relating to an Acquired Party for any pre-Closing Date period, or (iv) any Tax to which an Acquired Party is subject imposed upon or relating to any third party for a pre-Closing Date period, including, in each case, any such Tax for which an Acquired Party may be liable under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     11.3 Indemnification by ICCE. ICCE covenants and agrees that it will indemnify, defend, protect and hold harmless the Shareholders at all times from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation, incurred by the Shareholders as a result of or arising from (i) any breach by

ICCE or any Acquisition Company of its representations and warranties set forth herein, (ii) any material breach of any obligation of ICCE or any Acquisition Company hereunder, or (iii) any liabilities which the Shareholders may incur due to ICCE's failure to be responsible for the liabilities and obligations of a Company (except to the extent that ICCE has claims against the Shareholders by reason of such liabilities).

     11.4 Claims. Each person to be indemnified pursuant to this Section 11 (an "Indemnitee") shall, within five days after the discovery by the Indemnitee of any matters giving arise to a claim for indemnification pursuant to Section
11.2 or 11.3, give written notice to the person or persons responsible for indemnifying such Indemnitee (an "Indemnifying Party") setting forth any claim with respect to which the Indemnitee seeks indemnification, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article XI except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against any Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnitee a conflict of interest between such Indemnitee and the Indemnifying Party may exist in respect of such action, proceeding or claim, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnifying Party to the Indemnitee of their election so to assume such defense, the Indemnifying Party shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense other than reasonable costs of investigation. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnitee's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be considered losses subject to indemnification hereunder. If the Indemnifying Party elects to defend any such action or claim, then the Indemnitee shall be entitled to participate in such defense with counsel of their choice at their sole cost and expense. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 11.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnitee or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee, a release from all liability in respect of such claim.

     11.5 Exclusive Remedy. The indemnification provided in this Article XI shall (except as prohibited by ERISA) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that, nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

     11.6 Limitations on Indemnification. ICCE and the other persons indemnified pursuant to Section 11.2 shall not assert any claim (other than a claim arising from a third party claim) for indemnification hereunder against any Shareholder until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against such Shareholders shall exceed $50,000 (the "Indemnification Threshold"). Shareholders shall not assert any claim (other than a claim arising from a third person's claim) for indemnification hereunder against ICCE until such time as, and solely to the extent that, the aggregate of all claims which Shareholders may have against ICCE shall exceed $50,000.

     Notwithstanding any other term of this Agreement (except the proviso to this sentence), no Shareholder shall be liable under this Article XI for an amount which exceeds the fair market value (at the time when the amount of liability is determined) of the ICCE stock received by such Shareholder in connection with the Merger, provided that a Shareholder's indemnification obligations pursuant to Section 11.2(iv) shall not be so limited.


XII. TERMINATION OF AGREEMENT

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by the unanimous mutual consent of the boards of directors of ICCE and all of the Companies. Any Company may withdraw from this Agreement after May 15, 1997, if the Closing has not occurred provided that such Company has paid its pro rata share (based on the number of shares of ICCE Stock to be received in the Merger pursuant hereto) of all expenses incurred in connection herewith, including its share of all professional fees.


XIII.     GENERAL

     13.1 Cooperation. Each of the Companies, its Shareholders, and ICCE shall deliver or cause to be delivered to the others on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Each of the Companies will cooperate and use its reasonable efforts to have the present officers, directors and employees of such Company cooperate with ICCE on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     13.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of ICCE and the Companies, and the heirs and legal representatives of the Shareholders.

     13.3 Entire Agreement. This Agreement (including the schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto and supersede any prior agreement and understanding relating to the subject matter of this Agreement, except for paragraphs 4 (relating to confidential information) and 5 (relating to announcements) of the Memo of Understanding, which shall remain in effect. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the parties hereto. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby.

     13.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

     13.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, ICCE will pay all of the reasonable fees, expenses and disbursements of ICCE and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by ICCE under this Agreement, including the fees and expenses of Arthur Andersen LLP, and Nelson Mullins Riley & Scarborough, L.L.P. provided, however, that ICCE shall obtain the prior approval of each of the Companies for any expenses to be incurred from and after the date hereof and prior to the Closing in excess of $100,000. In connection therewith, each Company shall be responsible for paying into ICCE a sufficient amount to cover its pro rata share of such expenses, based on the percentage of ICCE Stock to be received by such Company's Shareholder(s) pursuant to the Merger. Each Shareholder shall pay his or her own personal professional fees necessary to consummate this transaction, and all sales, use, transfer, and other similar taxes and fees imposed in connection with the Merger. Each Shareholder shall file all necessary documentation and Returns with respect to such taxes. Each Company shall pay all legal and accounting fees incurred by such Company in connection with this transaction. If the transactions herein contemplated are not consummated, the remaining balance of the assets of ICCE after payment of all transaction expenses will be reimbursed to the Companies on a pro rata basis based on the percentage of ICCE Stock to be received by such Company's Shareholder(s) pursuant to the Merger.

     13.7 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party.

     (a)  If to ICCE, addressed to it at:

               ICCE, Inc.
               Five Concourse Parkway
               Suite 2700
               Atlanta, Georgia  30328
               Attn: Timothy Mann, Jr.

          with copies to:

               Nelson Mullins Riley & Scarborough, L.L.P.
               First Union Plaza
               999 Peachtree Street, N.E.
               Suite 1400
               Atlanta, Georgia  30309
               Attn:  Glenn W. Sturm


     (b) If to any Company or Shareholder, addressed to such party at its address set forth on Schedule 1, with copies to such counsel as is set forth with respect to such party on such Schedule 1; or to such other address or counsel as any party hereto shall specify pursuant to this Section 13.7 from time to time. Notice shall be effective upon receipt.

     13.8 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

     13.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.10     Time.  Time is of the essence with respect to this Agreement.

     13.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby unless severing such provision(s) results in this Agreement not providing reasonable assurance to a party that he or it will receive substantially all of the benefits he or it bargained for.

     13.12 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     13.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of ICCE and the unanimous written consent of all of the Companies which remain a party hereto. Any amendment or waiver effected in accordance with this Section 13.13 shall be binding upon each of the parties hereto, and their successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"The Companies"

David C. Cooper & Associates, Inc.      DCCA Professional Temporaries, Inc.


By: /s/ David C. Cooper                 By: /s/ David C. Cooper
     David C. Cooper, President              David C. Cooper, President


EKT, Inc.                               Infinity Enterprises, Inc.,


By: /s/ Edward K. Turner                By: /s/ Mary Beth Chase
     Edward K. Turner, President             Mary Beth Chase, President


"The Acquisition Companies"

Cooper Acquisition, Inc.                DCCA Acquisition, Inc.


By: /s/ Timothy Mann, Jr.               By: /s/ Timothy Mann, Jr.
     Timothy Mann, Jr., President            Timothy Mann, Jr., President


EKT Acquisition, Inc.                   Infinity Acquisition, Inc.


By: /s/ Timothy Mann, Jr.               By: /s/ Timothy Mann, Jr.
     Timothy Mann, Jr., President            Timothy Mann, Jr., President


ICCE, Inc.


By: /s/ Timothy Mann, Jr.
     Timothy Mann, Jr., President




[SIGNATURES CONTINUED ON THE NEXT PAGE]

"Shareholders"


/s/ Mark E. Strassman                   /s/ David C. Cooper
Mark E. Strassman                       David C. Cooper

/s/ Mary Beth Chase                     /s/ Edward K. Turner
Mary Beth Chase                         Edward K. Turner

/s/ D. Perry Brown                      /s/ Teresa Gordon
D. Perry Brown                          Teresa Gordon


/s/ Kevin W. Cole                       /s/ Rosemarie Mahoney
Kevin W. Cole                           Rosemarie Mahoney

                                      SCHEDULE 1

David C. Cooper
David C. Cooper & Associates, Inc.
DCCA Professional Temporaries, Inc.
Five Concourse Parkway
Suite 2700
Atlanta, Georgia  30328

Counsel:

Charles R. Roberts
Roberts, Isaf & Summers
Suite 1100
500 Northpark Town Center
1100 Abernathy Road, N.E.
Atlanta, GA  30328


Edward K. Turner
EKT, Inc.
2650 One First Union Center
Charlotte, North Carolina  28202-6000

Counsel:

Kenneth R. Benton
Baucomb Clayton & Benton
1351 E. Morehead Street, Suite 201
Charlotte, NC  28204


Mark E. Strassman
Infinity Enterprises, Inc.
1020 19th Street, N.W.
Suite 650
Washington, D.C.  20036

Beth Monroe-Chase
Infinity Enterprises, Inc.
1020 19th Street, N.W.
Suite 650
Washington, D.C.  20036

D. Perry Brown
Infinity Enterprises, Inc.
1020 19th Street, N.W.
Suite 650
Washington, D.C.  20036

Kevin W. Cole
Infinity Enterprises, Inc.
1020 19th Street, N.W.
Suite 650
Washington, D.C.  20036

Teresa Gordon
Infinity Enterprises, Inc.
1020 19th Street, N.W.
Suite 650
Washington, D.C.  20036

Rosemarie Mahoney
Infinity Enterprises, Inc.
1020 19th Street, N.W.
Suite 650
Washington, D.C.  20036

Counsel:

Erik L. Kitchen
Steptoe & Johnson, L.L.P.
1330 Connecticut Avenue, N.W.
Washington, D.C.  20036-1798